[Draft of 1/20/98]


                           AMENDED AND RESTATED
                       GENERAL PARTNERSHIP AGREEMENT
                                    OF
                        CREAMER REALTY CONSULTANTS


     THIS AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT of CREAMER REALTY CONSULTANTS, a general partnership formed pursuant to the laws of the State of New York (the "Partnership") dated as of the 1st day of January, 1998 (the "Agreement") by and between WELLSFORD CRC HOLDING CORP. ("Wellsford"), a Maryland corporation which is a wholly-owned subsidiary of Wellsford Real Properties, Inc., ("WRP"), and FGC REALTY CONSULTANTS, INC., a New York corporation ("FGC"; FGC together with Wellsford being collectively referred to hereinafter as the "Partners" and individually as a "Partner").

                           W I T N E S S E T H:

     WHEREAS, the Partnership was originally formed pursuant to a Partnership Agreement dated as of December 21, 1990 (the "Original Agreement") between FGC and Leo Taurus & Company, Inc., a Delaware corporation ("Leo Taurus"; Leo Taurus and FGC, collectively referred to hereinafter as the "Original Partners");

     WHEREAS, in connection with the sale by Leo Taurus and the purchase by Wellsford of all of the partnership interest of Leo Taurus in the Partnership pursuant to an Asset Purchase Agreement dated as of the date hereof, among Duterra Corp., a Delaware corporation ("Duterra"), John Rapuano ("Rapuano"), Leo Taurus and Wellsford (the "Asset Purchase Agreement"), the parties hereto desire to enter into this Agreement to amend, modify and restate the Original Agreement in its entirety as provided below.

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises herein contained, the Partners, intending to be legally bound, agree as follows:


                                ARTICLE XII

                   ORGANIZATION, NAME, PURPOSES AND TERM

          1.12.1    Organization, Name and Office.

               1. The Partners shall promptly file any and all documentation as shall be necessary under the laws of the State of New York to give effect to the provisions of this Agreement and to constitute the Partners as partners of the Partnership and the Partnership as a general partnership, and to maintain the qualification of the Partnership as a general partnership in any state or other jurisdiction in which such qualification is required by law.

               2. The name of the Partnership shall remain Creamer Realty Consultants, and the principal office of the Partnership shall be located at 40 West 57th Street, New York, New York 10019, or at such other place as the Partners may agree upon from time to time.

               3. All property owned by the Partnership shall be deemed owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property.

          1.12.2 Purposes. The purpose of the Partnership is to (a) provide consulting services to the real estate industry with respect to the operation, management, finance and refinance, marketing and rehabilitation of real estate and interests in real estate, and, acting singly or together with others, directly or indirectly, as principal, partner, shareholder or otherwise, to purchase, own, invest in, develop, operate, manage, lease, exchange, mortgage or otherwise generally deal in and with real estate, real property and interests therein, either improved or unimproved, in accordance with all applicable laws and (b) engage in any lawful activity related or incidental to one or more of the foregoing activities.

          1.12.3 Term. The term of the Partnership shall commence on the date hereof and shall continue until December 31, 2007, unless sooner dissolved or terminated as hereinafter provided.


                               ARTICLE XIII

                          CAPITAL CONTRIBUTIONS

          2.13.1 Capital Contributions. Leo Taurus and FGC, as Original Partners, upon formation of the Partnership pursuant to the Original Agreement, contributed, in cash, capital to the Partnership in amounts equal to $500,000 and $100, respectively.

          2.13.2 Additional Capital Contributions. No Partner shall be required to contribute additional capital to the Partnership unless all Partners agree.

          2.13.3    Capital Account.

               1. A capital account shall be maintained for each Partner. The capital account of each Partner as of the date hereof (hereinafter sometimes referred to as such Partner's "Initial Capital Account Balance") appears on Schedule A attached hereto (which, if such amounts cannot be determined at execution of this Agreement, such amounts shall be determined after such execution by the Partnership's accountants, and the amounts so determined shall be entered onto Schedule A). Each Partner's capital account shall after the date hereof be increased by the cash or net agreed value of each capital contribution made by or on behalf of such Partner after the date hereof and allocations to such Partner after the date hereof of Net Profit (as hereinafter defined). Each Partner's capital account shall be decreased by the value of each distribution made to such Partner by the Partnership after the date hereof and allocations to such Partner after the date hereof of Net Loss (as hereinafter defined). The capital accounts shall be further maintained and adjusted in accordance with the Treasury Regulations promulgated pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the "Code").

               2. No interest shall be paid on the Partners' capital accounts and no Partner shall withdraw any part of such Partner's capital account or shall be entitled to receive any distribution from this Partnership except as may be specifically provided in this Agreement. No Partner with a negative balance in its capital account shall have any obligation to the Partnership or the other Partner to restore said negative balance to zero.

          2.13.4 Interests. The "Interest" of a Partner in the Partnership shall mean the rights or interest of such Partner in the Partnership. The "Percentage Interest" of a Partner shall mean the percentage set forth opposite such Partner's name on Schedule B attached hereto.


                                ARTICLE XIV

                       DISTRIBUTIONS AND ALLOCATIONS

          3.14.1 Distribution of Cash Flow. (1) The following terms shall have the following meanings when used herein:

          "Adjusted Wellsford Base Amount" means, for each Distribution Period, an amount equal to the Wellsford Base Amount reduced by the sum of all Old Wellsford Share and all New Wellsford Share distributed to Wellsford for all prior Distribution Periods.

          "Clairborne Program" means the Clairborne Investors Mortgage Investment Program, as established by the Program Agreement.

          "Distribution Period" means each fiscal year, or such other time period as the Managing Partner may determine in accordance with Section 3.1(c) hereof.

          "FGC Share" means, for each Distribution Period, an amount equal to 51% of any excess of the Net Cash Flow for such Distribution Period over the Wellsford Priority Return for such Distribution Period.

          "Net Cash Flow" means, for each Distribution Period, (A) the sum of (i) all cash funds received by the Partnership (other than capital contributions or loans by the Partners) and (ii) any amounts released from Partnership reserves, less (B) the sum of amounts paid or funded during such Distribution Period with respect to the following items: (i) current charges and expenses (including operating expenses and payroll), (ii) debt service, interest and other payments with respect to any loan or obligation extended to the Partnership, (iii) expenditures for acquisition of property and for capital improvements or replacements not financed through capital contributions, borrowings, or reserves previously set aside by the Partnership for such purposes and (iv) amounts contributed to reasonable reserves for working capital, contingencies, capital improvements and replacements.

          "New Creamer" means Creamer Vitale Wellsford, L.L.C.

          "New Creamer Cash Receipts" means all cash funds received by New Creamer (other than (i) capital contributions, (ii) loans by members of New Creamer and (iii) Post-Buy/Sell Net Cash Flow (as defined in the Operating Agreement of New Creamer).

          "New Creamer Net Cash Flow" means, for each Distribution Period,
(A) the sum of (i) New Creamer Cash Receipts and (ii) any amounts released from its reserves, less (B) the sum of amounts paid or funded during such Distribution Period with respect to the following items: (i) current charges and expenses (including operating expenses and payroll), (ii) debt service, interest and other payments with respect to any loan or obligation extended to New Creamer, (iii) expenditures for acquisition of property and for capital improvements or replacements not financed through capital contributions, borrowings, or reserves previously set aside by the New Creamer for such purposes, (iv) Wellsford First Level Preferred Return, (v) Wellsford First Level Carry, (vi) Wellsford Second Level Carry, (vii) Wellsford Unreturned Capital Contributions and (viii) amounts contributed to reasonable reserves for working capital, contingencies, capital improvements and replacements.

          "New Wellsford Share" means for each Distribution Period, an amount equal to 49% of any excess the New Creamer Net Cash Flow over distributions made by New Creamer with respect to the Wellsford Priority Return during such Distribution Period.

          "Old Wellsford Share" means, for each Distribution Period, an amount equal to 49% of any excess of the Net Cash Flow for such Distribution Period over distributions made by the Partnership with respect to the Wellsford Priority Return for such Distribution Period.

          "Post-Buy/Sell Net Cash Flow" means, as to any Venture, for each Distribution Period after New Creamer has purchased the interest of the Prudential Investor in such Venture, all cash funds received by New Creamer from such Venture.

          "Program Agreement" means the Program Agreement for the Clairborne Program, dated as of December 10, 1997, between the Partnership and PIC (as hereinafter defined).

          "Prudential Investor" means any account managed or advised by Prudential Real Estate Investors ("PREI"), a division of The Prudential Investment Corporation, a New Jersey Corporation ("PIC"), or any of their respective successors and assigns.

          "Venture" means each limited liability company or limited partnership, as the case may be, formed by New Creamer or a subsidiary thereof and a Prudential Investor to acquire distressed, discount or other secured mortgage debt under the Clairborne Program.

          "Venture Agreement" means form of limited liability company agreement attached as Exhibit C to the Program Agreement and which provides the model for the operating agreement of each Venture between a Prudential Investor and New Creamer or a subsidiary of New Creamer.

          "Wellsford Base Amount" means an amount equal to $2 million.

          "Wellsford First Level Carry" means an amount equal to one-half of the amount received by New Creamer or any of its subsidiaries as a distribution of the First Level Carried Percentage (as defined in the Venture Agreement) from each Venture during each Distribution Period.

          "Wellsford First Level Preferred Return" means an amount equal to the First Level Preferred Return (as defined in the Venture Agreement), received by New Creamer or any of its subsidiaries from each Venture during each Distribution Period.

          "Wellsford Priority Return" means, for each Distribution Period, an amount equal to 15% per annum times the outstanding balance of the Adjusted Wellsford Base Amount on the first day of such Distribution Period.

          "Wellsford Second Level Carry" means an amount equal to one-third of the amount received by New Creamer or any of its subsidiaries as a distribution of the Second Level Carried Percentage (as defined in the Venture Agreement) from each Venture during each Distribution Period.

          "Wellsford Unreturned Capital Contributions" means the Unreturned Capital Contributions (as defined in the Venture Agreement) contributed indirectly to each Venture by Wellsford or an affiliate of Wellsford through New Creamer.

               (2) Distributions. Net Cash Flow shall be distributed annually, within 45 days after the close of each fiscal year as follows:

                    (i) Until Wellsford shall have received by virtue of the receipt by it of distributions of the Old Wellsford Share and the New Wellsford Share an aggregate amount equal to the Wellsford Base Amount, Net Cash Flow shall be distributed as follows:

               (A) First, to Wellsford, an amount which when added to distributions of New Creamer Net Cash Flow received by Wellsford from New Creamer during such period equals the Wellsford Priority Return payable to Wellsford for the current Distribution Period, plus any accrued and unpaid Wellsford Priority Return; and

               (B) Second, to each of Wellsford and FGC, the Old Wellsford Share and the FGC Share, respectively.

                    (ii) Thereafter, Net Cash Flow shall be distributed to each of Wellsford and FGC in accordance with their respective Percentage Interests in the Partnership.

                    (iii) Upon termination and dissolution of the Partnership, the assets of the Partnership shall be used, applied and distributed as provided in Section 5.4 of this Agreement.

               (3) Interim Distributions. In addition to the annual distributions of Net Cash Flow made under Section 3.1(b) hereof, the Managing Partner (as hereinafter defined) may make interim distributions of Net Cash Flow during the fiscal year to the extent the Partnership has available cash, provided, however, that all such interim distributions of Net Cash Flow shall be made in the order of priority provided in Section 3.1(b) hereof and that the Managing Partner shall act prudently with respect to its decisions as to the amount and frequency of such distributions. The Partners agree that it shall be deemed prudent to distribute, on a quarterly basis, amounts sufficient to pay the anticipated tax obligations of the Partners attributable to their Interests.

          3.14.2    Allocations of Net Profits and Net Losses. [OPEN]

               1. ((0).1 "Net Profit" means, for each fiscal year, the excess, if any, of the Partnership's items of income and gain over the Partnership's items of loss and deduction for such fiscal year, determined in accordance with Federal income tax principles, taking account, however, of the difference, if any, between the book value and the tax basis of the assets of the Partnership in accordance with the principles of Section s 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations.

                    ((0).2 "Net Loss" means, for each fiscal year, the excess, if any, of the Partnership's items of loss and deduction over the Partnership's items of income and gain for such fiscal year, determined in accordance with Federal income tax principles, taking account, however, of the difference, if any, between the book value and the tax basis of the assets of the Partnership in accordance with the principles of Section s 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations.

               2. Net Profit and Net Loss shall be allocated between the Partners with respect to each fiscal year for purposes of maintaining the capital accounts of the Partnership as follows:

                    ((0).1 Subject to Section 3.2(b)(ii) below, Net Profit and Net Loss shall be allocated between the Partners so as to bring the differences (positive or negative) between the Partners' respective Capital Account Balances and the Partners' respective Initial Capital Account Balances into the ratio of the Partners' respective Percentage Interests, and then in the ratio of the Partners' respective Percentage Interests, provided that such allocations shall be adjusted to the extent necessary to prevent one Partner's capital account from being negative while the other Partner's capital account is positive.

                    ((0).2 Net Profit and Net Loss upon liquidation (which for this purpose shall mean the year or years during which the Partnership sells or is in the process of selling all or substantially all of its assets) shall be allocated between the Partners so as to bring the Partners' respective capital account balances into the ratio of the Partners' respective Percentage Interests, and then in the ratio of the Partners' respective Percentage Interests.

               3. Notwithstanding Section 3.2(b) hereof, appropriate adjustments shall be made, if required, to the allocations to the extent required to comply with the "qualified income offset," "minimum gain chargeback" and "chargeback for nonrecourse debt for which a partner bears a risk of loss" rules of the Treasury Regulations promulgated pursuant to
Section 704(b) of the Code. To the extent permitted by such Treasury Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section s 3.2(b) hereof without regard to this Section 3.2(c).

               4. Allocations pursuant to this Section 3.2 shall be made after taking account of all distributions with respect to the period for which the allocations are being made.

               5. Notwithstanding the foregoing, allocations for income tax purposes shall be made in the same manner as allocations for purposes of maintaining the capital accounts of the Partnership, except that appropriate adjustments shall be made to such allocations (i) to take account of the effect of the Section 754 election of the Partnership and
(ii) if applicable, in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder and Section s 1.704-1(b)(2)(iv)(d), (e), (f) and (g) of the Treasury Regulations.

               6. Upon the transfer of an Interest in the Partnership, the allocations between transferor and transferee shall be apportioned by an interim closing of the books of the Partnership.


          3.14.3 No Salaries; Reimbursement. (1) No salary or other compensation shall be paid to any Partner by the Partnership, but the Partnership shall reimburse each Partner for actual expenses incurred by such Partner, in connection with the business of, and in fulfilling its duties or rendering services to and on behalf of, the Partnership so long as such expenses are provided for in the Budget and that they do not exceed the amounts provided therefor in the Budget by 10% or more.

               (2) Notwithstanding the foregoing and subject to the provisions in the immediately following sentence, the Partners acknowledge that the Partnership shall continue to employ and shall pay to each of Frank G. Creamer, Jr. ("Creamer") and Michael J. Vitale ("Vitale") for each fiscal year his respective base compensation in an amount which, when added to his respective base compensation received from New Creamer, equals $300,648.66 and $294,528.78, respectively. However, it is further understood and agreed that, commencing with calendar year 1999, in the event there shall be any accrued and unpaid Wellsford Priority Return outstanding as of the end of the preceding fiscal year, an amount equal to the sum of all accrued and unpaid Wellsford Priority Return outstanding as of the end of such fiscal year, but in any event not to exceed $100,000 per annum, shall be withheld by the Partnership (taking into account any amount which may be withheld by New Creamer pursuant to the applicable provision of the Limited Liability Company Agreement of New Creamer, dated as of the date hereof, between Wellsford and SX Advisors, LLC (the "New Creamer Operating Agreement")) from each of Creamer's and Vitale's base compensation, such amount to be deducted pro rata from each of their respective base compensation on each payroll period during such fiscal year, and such withheld amounts shall be applied to the payment of any accrued and unpaid Wellsford Priority Return. The amount so withheld shall accrue interest at the rate of fifteen percent (15%) per annum, and be payable to each of Creamer and Vitale, respectively, to the extent the Partnership has available cash remaining therefor, at any time after the distribution to Wellsford of any and all accrued and unpaid Wellsford Priority Return for all previous Distribution Periods.

          3.14.4 Periodic Financial Statements, Status Reports and Tax Returns. (1) Within 70 days after the end of each fiscal year and 25 days after the end of each quarter, FGC and the FGC Designees (as hereinafter defined) shall prepare, maintain and mail (or cause to be prepared, maintained and mailed) to each Partner a financial report (audited in the case of a report sent at the end of the fiscal year and unaudited in the case of a report sent at the end of a quarter), which shall be prepared in accordance with generally accepted accounting principles, consistently applied, setting forth or containing as of the end of such fiscal year or quarter: (i) a consolidated balance sheet of the Partnership and its subsidiaries or affiliated entities; (ii) a consolidated statement of income or loss and a consolidated statement of cash flows of the Partnership and its subsidiaries or affiliated entities; (iii) a consolidated statement of changes in capital accounts of the Partnership and its subsidiaries or affiliated entities; and (iv) a consolidated statement of the investments made by the Partnership and its subsidiaries or affiliated entities.

               (2) Within 70 days after the end of each fiscal year, FGC and the FGC Designees (as hereinafter defined) shall prepare and mail (or cause to be prepared and mailed) to each Partner, a financial report (which shall include, without limitation, a Form K-1 for each Partner or former Partner) setting forth in sufficient detail such business and transactions of the Partnership during such fiscal year as shall enable each Partner (or their respective legal representatives or accountants) to prepare their respective income tax returns in accordance with the laws, rules and regulations then prevailing.


                                ARTICLE XV

                         OPERATION AND MANAGEMENT

          4.15.1    Management.  1.  Subject to the provisions set forth in
Section 4.1(d) hereof, FGC shall act as the managing partner of the Partnership (the "Managing Partner") and through its designees (the "FGC Designees"), shall have complete power and authority to do all things it deems necessary or desirable to conduct the day-to-day operations and business activities of the Partnership, including, without limitation, the making of any payment set forth in the Budget (as hereinafter defined), provided, however, that (i) the FGC Designees shall prepare, maintain and provide (or cause to be prepared, maintained and provided) to Wellsford periodic reports as set forth in Section 3.4 hereof and (ii) there shall be regular Partners' meetings on a monthly basis, or such other interval as the Partners shall determine, in which the FGC Designees shall discuss and consult with the Wellsford Designees regarding the operations and other business affairs of the Partnership and shall obtain any consent which may be required for any impending activity of the Partnership.

               2. No later than sixty days prior to the end of each fiscal year, FGC shall prepare and provide (or cause to be prepared and provided) to Wellsford a plan of operations for the business of the Partnership for such calendar year and an operating and capital budget for the Partnership, setting forth the estimated receipts and expenditures (capital and operating) of the business for the following fiscal year (the "Budget") to be considered for approval by Wellsford. In the event the Partners do not reach a mutual agreement with respect to the Budget within five (5) days prior to the beginning of the year for which the Budget applies, then the Budget for such year shall be the same as the Budget for the preceding year, provided that each line item (other than base compensation payable to Creamer and Vitale, as to which there shall be no increase) shall be increased by 10% of the amount reflected in the preceding year's Budget.

               3. Notwithstanding Section 4.1(b) hereof, the Budget for the fiscal year beginning January 1, 1998 in the form attached hereto as Schedule C is hereby approved and adopted by the Partners.

               4. The following activities and decisions shall require the unanimous consent of all of the Partners:

                   (i) the admission of any additional partners;

                  (ii) the assignment, transfer, sale, lease or otherwise disposition of all or substantially all of the Partnerships' property or assets, or any material change in the nature of its business, or any decision to wind up, liquidate or dissolve the Partnership, or any agreement to do any of the foregoing;

                 (iii) increasing the compensation payable by the Partnership to any officer, director, employee or agent of the Partnership or any of the Partners' designees having an annual base compensation in excess of $125,000, except as otherwise provided in an approved budget;

                  (iv) making any payments or loans directly or indirectly to or for the benefit of any Partner, except as expressly permitted by this Agreement;

                   (v) with respect to an expenditure provided for in the Budget, paying or committing to pay any amount which exceeds the budgeted amount for such expenditure by 10%;

                  (vi) acquiring, by purchase, lease or otherwise, or disposing of or abandoning any real property or any interest therein;

                 (vii) making any tax elections in connection with the Partnership;

                (viii) making any decision with respect to setting up new subsidiaries or affiliated entities; and

                  (ix) doing any other act which would materially alter or materially adversely affect the Partnership's business.

               5. The Partners may appoint, employ or otherwise contract with other persons for the transaction of the business of the Partnership or the performance of services for or on their behalf or for or on behalf of the Partnership. Each Partner shall designate up to two designees who shall act on its behalf in managing the affairs or transacting the business of the Partnership. The initial FGC Designees and the designees of Wellsford (the "Wellsford Designees") are set forth on Schedule D attached hereto. Each designee shall continue to act on behalf of its designating Partner until his respective resignation or removal by the designating Partner. A Partner may not remove or replace a designee not designated by it. In the event that either Creamer or Vitale (or both) elects voluntarily to terminate his (or their) employment with the Partnership or New Creamer, as the case may be, prior to the later of (i) the Adjusted Wellsford Base Amount being reduced to zero and (ii) the expiration of the Commitment Period under the Program Agreement (the "Employment Period"), Wellsford shall have the right to initiate (or direct FGC to initiate, in which case FGC shall be obligated to initiate) the Buy/Sell (as hereinafter defined).

                                ARTICLE XVI

               TERMINATION; TRANSFERS OF INTERESTS; BUY/SELL

          5.16.1 Events of Termination. The Partnership shall be dissolved and its affairs wound up upon the first to occur of the following:

               1. the sale or other disposition of all or substantially all of the assets of the Partnership;

               2. a determination of all of the Partners to dissolve and liquidate the Partnership (except that upon the death or disability of either Creamer or Vitale, such determination may be made by Wellsford and, if applicable, the survivor of Creamer and Vitale as set forth in Section
9.2 hereof);

               3. the withdrawal, dissolution or bankruptcy of any Partner; or

               4.   the expiration of the term of the Partnership.

               For purposes of this Agreement, a bankruptcy of a Partner shall be deemed to occur when such Partner files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law, or is adjudicated to be bankrupt, or if a petition or answer is filed proposing the adjudication of such Partner as bankrupt and such Partner either consents to the filing thereof or such petition or an answer is not discharged or denied prior to the expiration of sixty (60) days from the date of such filing.

          5.16.2    Withdrawal of a Partner.  Except as set forth in
Section  4.1(e) hereof or except as set forth in the last sentence of this
Section 5.2, no Partner shall have the right voluntarily to withdraw from the Partnership without the written consent of the other Partner. Upon withdrawal by a Partner, as aforesaid, such Partner shall cease to be a Partner and shall not retain its interest in the Net Profits, Net Losses and distributions of the Partnership. Following the death, resignation or permanent disability of either Creamer or Vitale, the voluntary resignation of the survivor of them shall be deemed a withdrawal by FGC.

          5.16.3 Winding Up. Upon a dissolution of the Partnership requiring the winding up of its affairs, the Partners or a designated person or persons shall with reasonable promptness wind up the Partnership's affairs. The assets of the Partnership shall be sold within a reasonable period of time, to the extent necessary to pay or provide for the debts and liabilities of the Partnership, and may be sold to the extent deemed commercially feasible by the person or persons winding up the affairs of the Partnership, and all assets of the Partnership shall be distributed as provided in Section 5.4.

          5.16.4 Distributions upon Winding Up. The proceeds of any winding up shall be applied and distributed in the following order of priority (to the extent that such order of priority is consistent with the laws of the State of New York):

               1. to the payment of the debts and liabilities of the Partnership and the expenses of dissolution and liquidation;

               2. to the setting up of any reserves which the person or persons winding up the affairs of the Partnership may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, and, at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided;

               3. to the payment of any accrued and unpaid Wellsford Priority Return;

               4. pro rata to the repayment of any advances or loans, with interest accrued thereon, that may have been made by any of the Partners to the Partnership; and

               5. pro rata to the Partners in proportion to their respective positive Capital Account Balances, until such capital account balances have been reduced to zero; and

               (f) pro rata to the Partners in accordance with their respective Percentage Interests.

          5.16.5 Statements on Winding Up. Upon termination of the Partnership, a statement shall be prepared by the Partnership's accountants, which shall set forth the assets and liabilities of the Partnership as of the date of termination.

          5.16.6    Restrictions on Transfers of Interests.

               (1) Neither Wellsford nor FGC shall, or shall have the right to, sell, assign, transfer or dispose of (whether by gift or otherwise), mortgage, pledge, hypothecate, create a lien on or security interest in, or otherwise encumber, whether voluntarily, involuntarily, by operation of law or otherwise (a "Disposition") all or any part of their respective Interests, except as permitted by, and only upon compliance with the terms of this Agreement. Any purported or attempted Disposition of an Interest in violation of this subclause (a) shall be null, void and of no effect.

               (2) Notwithstanding the provisions of subclause (a) immediately above,

                    (i) Subject to the terms of this Agreement, Wellsford shall have the right, without requiring the consent of FGC (but upon prior notice to FGC and the Partnership), to assign or transfer all or any portion of its Interests to a wholly-owned subsidiary or other Wellsford Related Entity (as hereinafter defined), provided that such subsidiary or Wellsford Related Entity expressly assumes in writing all of Wellsford's obligations under this Agreement and otherwise agrees to be bound by the provisions of this Agreement as if an original signatory hereof. For the purposes of this Agreement, the term "Wellsford Related Entity" shall mean any person, partnership, corporation or other entity in which Wellsford or WRP, directly or indirectly, owns a majority of the voting interests; and

                    (ii) Subject to the terms of this Agreement, FGC shall have the right (upon prior notice to Wellsford and the Partnership) to assign or transfer all or a portion of its Interests to Creamer, Vitale, members of Creamer's or Vitale's immediate family or to a trust or trusts established for the benefit of the members of the respective immediate family of Creamer or Vitale, or to a wholly-owned subsidiary of FGC or an entity wholly-owned by either Creamer or Vitale or other FGC Related Entity (as hereinafter defined) provided that in connection with any such transfer, FGC retains, by a written voting trust or other instrument in form and substance satisfactory to the Partners and the Partnership, all voting and management rights with respect to the transferred Interests and provided that any such subsidiary or FGC's Related Entity expressly assumes in writing all of FGC's obligations under this Agreement and otherwise agrees to be bound by the provisions of this Agreement as if an original signatory hereof. For the purposes of this Agreement, the term "FGC Related Entity" shall mean any person, partnership, corporation or other entity in which either FGC owns or Creamer or Vitale owns a majority of the voting interests, and the term "immediate family" shall mean the respective spouse, parents and issue of Creamer or Vitale, as the case may be. If FGC shall transfer any portion of its Interest to Creamer or Vitale, or members of Creamer's or Vitale's immediate family, or to a trust or trusts established for the benefit of the members of the respective immediately family of Creamer or Vitale, or other FGC Related Entity, all references in this Agreement to "FGC" shall apply to FGC, Creamer or Vitale, the legal representative of Creamer's or Vitale's estate, Creamer's or Vitale's heirs, the members of Creamer's or Vitale's immediate family, trusts established for the benefit of the members of the respective immediately family of Creamer or Vitale, or other FGC Related Entity to which such Interests were transferred and, simultaneously with the transfer, the transferees shall execute and deliver to Wellsford and the Partnership an agreement, in form and substance satisfactory to Wellsford and the Partnership, pursuant to which such transferees agree to be bound by all of the provisions of this Agreement.

                    (iii) Notwithstanding the foregoing, until the later of (A) the Adjusted Wellsford Base Amount being reduced to zero and (B) the expiration of the Employment Period, Creamer and Vitale shall remain the designees of FGC and shall agree to be employed by the Partnership as set forth in Section 3.3 hereof, subject to the provisions set forth in
Section  4.1(e) hereof.

          5.16.7 Buy/Sell Option. 1. Either Partner may elect to initiate a buy/sell procedure (the "Buy/Sell") with respect to its Interest if:

                    ((0).1 the Partners do not reach a mutual agreement with respect to the Budget for two (2) consecutive years; or

                    (ii) the Partners (or the Members of New Creamer) are not able to reach agreement as to any material matter such that the Partnership or New Creamer, as the case may be, is unable to carry out its respective business, including, without limitation, satisfying its respective obligations under the Partnership Commitments (as hereinafter defined) or the Clairborne Program, as the case may be.

               2. In the event (i) either Creamer or Vitale (or both) elects voluntarily to terminate his (or their) employment with the Partnership or with New Creamer, as the case may be, during the Employment Period, or (ii) PIC gives notice of its intention to exercise its rights under Section 4.1 of the Program Agreement, Wellsford shall have the right to initiate (or direct FGC to initiate, in which case FGC shall be obligated to initiate) the Buy/Sell;

               3. In the event (i) Jeffrey H. Lynford or Edward Lowenthal ceases to act as the Chairman and the President, respectively, of WRP, or
(ii) a merger or consolidation of WRP with a third party, or a sale of the majority of the stock or substantially all of the assets of WRP to a third party (each, a "WRP Change of Control"), or (iii) Wellsford refuses to approve a total of five (5) investment opportunities, each of which satisfies the objectives and criteria set forth in Exhibit A to the Program Agreement, during the term of the Commitment Period (as defined in the Program Agreement), FGC shall have the right to initiate (or direct Wellsford to initiate, in which case Wellsford shall be obligated to initiate) the Buy/Sell.

               4. In the event of the occurrence of any of the conditions set forth in Section 5.7(a), (b) or (c) above, such Partner as may be applicable (the "Initiating Partner") may initiate the Buy/Sell by giving a written notice of its intention to initiate the Buy/Sell (a "Buy/Sell Notice") to the other Partner (the "Offeree Partner") which sets forth an amount equal to the Initiating Partner's valuation of the entire Partnership (the "Sale Price") and such other terms of the sale as the Initiating Partner may determine. The Offeree Partner shall have the option to (x) buy the Initiating Partner's Interest at an amount equal to the amount which the Initiating Partner would be entitled to receive if the Partnership were sold for the Sale Price and the proceeds distributed pursuant to Section 5.4 hereof, and on the other terms and conditions set forth in the Buy/Sell Notice, or (y) sell its Interest to the Initiating Partner for an amount equal to the amount which the Offeree Partner would be entitled to receive if the Partnership were sold for the Sale Price and the proceeds distributed pursuant to Section 5.4 hereof, and on the other terms and conditions set forth in the Buy/Sell Notice.

               5. Within forty-five (45) days following the giving of the Buy/Sell Notice (the "Buy/Sell Election Period"), the Offeree Partner shall deliver a written notice to the Initiating Partner of its decision to buy or sell. Failure to deliver such notice shall be deemed a decision to sell.

               6. The purchase or sale of an Interest pursuant to the Buy/Sell shall be consummated upon the transfer of the Interest (the "Subject Interest") by the selling Partner or its designee (the "Selling Partner"), and shall occur no later than fifteen (15) days following the expiration of the Buy/Sell Election Period.

               7. If the Partner or its designee purchasing the Subject Interest pursuant to the Buy/Sell (the "Purchasing Partner") is ready, willing and able to perform its obligations at the closing, and the Selling Partner defaults in performing its obligations at the closing, the sale of the Subject Interest shall be deemed to have occurred at the closing, the Partnership shall record the transfer of the Subject Interest in its books and records, the Partnership shall treat the Purchasing Partner as the legal and beneficial owner of the Subject Interest sold by the Selling Partner, the Selling Partner shall cease to have any rights as a Partner of the Partnership with respect to the Subject Interest, and the Selling Partner's sole remedy against the Purchasing Partner shall be to be paid the amount due it in connection with the sale of the Subject Interest (without interest) upon reasonable written notice to the Purchasing Partner and upon tender to the Purchasing Partner of the assignment of the Subject Interest and other documents which should have been delivered at the closing.

                    8. If the Selling Partner is ready, willing and able to perform its obligations at the closing, and the Purchasing Partner defaults in performing its obligations at the closing, the Selling Partner shall have the right (but not the obligation) to acquire the Interest of the Purchasing Partner at a price equal to 75% (seventy-five percent) of the amount that would otherwise have been payable to the Purchasing Partner had the Purchasing Partner elected to be the seller, as determined in accordance with clause (d) above, or to sell the Subject Interest to a non-affiliated third party free of the restrictions set forth in Section 5.6 hereof.

                    9. At the closing, the Selling Partner shall deliver to the Purchasing Partner a duly executed assignment of Subject Interest and such other documents reasonably requested by the Purchasing Partner which are necessary to evidence or complete the transfer of such Subject Interest, and the Purchasing Partner shall deliver to the Selling Partner
(i) cash payable by wire transfer of immediately available funds to an account or accounts of the Selling Partner at the bank specified by the Selling Partner in writing at least two business days prior to the closing, or (ii) a certified or bank check payable to the Selling Partner in an amount equal to the purchase price of the Subject Interest.

                    10. Any decision by a Partner to initiate the Buy/Sell and/or any response by a Partner to a Buy/Sell Notice shall be made simultaneously and consistently with respect to the applicable buy/sell provisions of interests in New Creamer as set forth in the New Creamer Operating Agreement.

                               ARTICLE XVII

                BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

          6.17.1 Books and Records. FGC, as Managing Partner, shall prepare and maintain (or cause to be prepared and maintained) for the Partnership true and correct books and records which shall be prepared in accordance with generally accepted accounting principles, consistently applied, showing all costs, expenditures, sales, receipts, assets and liabilities, Net Profits and Net Losses (as determined under Section 3.1 hereof) and all other records necessary, convenient or incidental to recording the Partnership's business and affairs and sufficient to record the allocation of Net Profits, Net Losses and distributions as provided for herein.

          6.17.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

          6.17.3 Bank Accounts. All receipts, funds and income of the Partnership shall be deposited in the name of the Partnership in such banks as are determined by the Partners. Withdrawals from said banks shall be made on signatures of Creamer or Vitale, or such person or persons as shall be authorized by the Partners, and there shall be no commingling of the monies and funds of the Partnership with monies and funds of any other entity.

          6.17.4 Accounting Decisions. All decisions as to accounting principles and tax elections shall be made by the Partners. The
Partnership shall make any election permitted under Section 754 of the Code, unless otherwise agreed to by the Partners.

          6.17.5 Tax Returns. Federal, state and local income tax returns of the Partnership shall be prepared by such accounting firm as may be selected by the Managing Partner, subject to the approval of Wellsford. FGC shall file (or cause to be filed) all federal, state and local tax returns required of the Partnership.

          6.17.6 Tax Matters Partner. FGC shall be the "tax matters partner" of the Partnership within the meaning of Section 6231(a)(7) of the Code. The tax matters partner shall not be liable for its conduct under this Section 6.6 to any Partner if it shall have acted in good faith and in reliance upon the advice of legal counsel and/or Diamante, Katz & Kahn or such other tax accountants reasonably acceptable to the other Partner. The Partnership shall bear the expense of any tax audit or proceeding conducted at the Partnership level, but the cost of any adjustment to any Partner's tax liability shall be borne by that Partner. FGC shall take all actions necessary for Wellsford to be a "notice partner" within the meaning of Section 6231(a)(8) of the Code.

          6.17.7 Inspection. Each Partner or its authorized representative may examine any of the books or records of the Partnership at reasonable times and upon reasonable notice provided such examination shall not interfere with the business of the Partnership.


                               ARTICLE XVIII

                      REPRESENTATIONS AND WARRANTIES

          FGC, in order to induce Wellsford to enter into this Agreement, hereby represents and warrants to Wellsford the following with respect to the Partnership:

          7.18.1 Organization; Etc. The Partnership has all requisite power and authority to carry on its business as it is now being conducted and presently proposed to be conducted and to own or lease and to operate its properties and assets. The Partnership is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the failure to be so qualified or licensed or in good standing could have a material adverse effect on its respective business, properties, assets, financial condition, results of operations (a "Material Adverse Effect"). The Partnership is a partnership for federal income tax purposes, and has never been known by any other name.

          7.18.2    Financial Statements; Undisclosed Liabilities.

               (1) Certain Definitions. The following terms shall have the following meanings when used herein:

               "Partnership's 1996 Financial Statements" means the Partnership's Financial Statements as of and for the year ended December 31, 1996.

               "Partnership's 1997 Financial Statements" means the unaudited balance sheets of the Partnership as of December 31, 1997, and the related statements of income and expense, retained earnings and cash flows for the periods then ended, and the notes thereto.

               "Partnership's Audited Financial Statements" means the audited balance sheets of the Partnership as of December 31 in each of the years 1995 through 1996, and the related statements of income and expense, retained earnings and cash flows for the years then ended, and the notes thereto.

               "Partnership's Financial Statements" means the Partnership's Audited Financial Statements, the Partnership's Unaudited Financial Statements and the Partnership's 1997 Financial Statements.

               "Partnership's Unaudited Financial Statements" means the unaudited balance sheets of the Partnership as of December 31 in each of the years 1991 through 1994, and the related statements of income and expense, retained earnings and cash flows for the years then ended, and the notes thereto.

               (2) The Partnership's Financial Statements, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. The Partnership's Financial Statements, are correct, true and complete in all material respects and fairly present the financial position and the results of operations of the Partnership as of the respective dates thereof and for the respective periods indicated. Except as disclosed, reflected or reserved against in the Partnership's 1996 Financial Statements and the Partnership's 1997 Financial Statements, the Partnership does not have any material liabilities, commitments or obligations (secured or unsecured and whether accrued, absolute, contingent or otherwise and whether due or to become due), other than any liabilities, commitments or obligations incurred after the respective dates thereof in the ordinary course of business. The assets and properties of the Partnership are fairly valued in the Partnership's Financial Statements.

          7.18.3 Title to Assets. 1. The Partnership has good and valid (and, in the case of real property, marketable) title to all of the assets and properties which it purports to own (including those reflected in the Partnership's 1996 Financial Statements and the Partnership's 1997 Financial Statements, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Partnership's 1996 Financial Statements and the Partnership's 1997 Financial Statements), free and clear of all liens, security interests, pledges, mortgages, rights of first refusal, options, proxies, voting trusts or other encumbrances ("Encumbrances") and except for liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the Partnership's 1996 Financial Statements and the Partnership's 1997 Financial Statements.

               2. All property and assets owned or utilized by the Partnership (i) are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), (ii) have been maintained consistent with the standards generally followed in the industry and (iii) are sufficient to carry on the business of the Partnership as presently conducted.

          7.18.4 Commitments. 1. Schedule 7.4 attached hereto sets forth, as of the date hereof, a list of each of contracts or agreements, whether written or oral (including any and all amendments thereto), to which the Partnership is a party or by which the Partnership is bound (collectively, the "Partnership Commitments")

               2. No Commitment violates any law or any order of any court or administrative or governmental entity which violation would have a material adverse effect on the Partnership. The Partnership is not in breach of or default under any of the Commitments whereby the breach thereof or default thereunder would have a material adverse effect on the Partnership, and no event or omission has occurred on the part of the Partnership which through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder or cause the acceleration of or give rise to the right to accelerate the Partnership's obligations thereunder or result in the creation of any Encumbrance on any of the assets owned, used or occupied by the Partnership thereunder. To the best of FGC's knowledge, no third party is in breach of or default under any Commitment, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof. Each Commitment is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect.

          7.18.5 Insurance. Schedule 7.5 attached hereto sets forth a complete and accurate list of all policies of fire, liability, workers' compensation, health and other forms of insurance currently in effect with respect to the business and properties of the Partnership. All such insurance is in full force and effect, and no notice of cancellation or termination, or reduction of coverage or intention to cancel, terminate or reduce coverage, has been received with respect to any policy for such insurance. The insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, on and after the date hereof, the Partnership will continue to be covered under such policies for events occurring prior to the date hereof.
No such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.

          7.18.6 Litigation. Schedule 7.6 attached hereto sets forth a list of all lawsuits, legal, administrative, arbitration or other proceeding or action or investigation ("Litigation") pending or threatened against or involving the Partnership. Except as set forth in Schedule 7.6, the Partnership is not subject to and has not received written notice of any outstanding orders, rulings, judgments or decrees of any court, arbitration or administrative or governmental entity. Notwithstanding the foregoing, there is no Litigation, pending, or to the best of FGC's knowledge, threatened against or involving the Partnership or any of its properties, assets or rights which could reasonably be expected to have a Material Adverse Effect.

          7.18.7 Compliance with Law; Licenses, Permits. The Partnership is in compliance with all applicable laws, rules, regulations and orders currently in effect the non-compliance with which would have a material adverse effect on the Partnership. The Partnership has all third party consents and authorizations and governmental permits, licenses and authorizations necessary for the conduct of its business as presently conducted or proposed to be conducted.

          7.18.8    Employee Benefit Plans.  Except as set forth on
Schedule 7.8, neither the Partnership nor any of its respective ERISA Affiliates established, adopted, maintained, sponsored or contributed to any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and none of such entities has any obligation to contribute to any such employee benefit plan. For purposes of this Agreement, the term "ERISA Affiliate" means any corporation or person which is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, or Section 4001(a)(14)] of ERISA of which the Partnership is a member.

          7.18.9 Tax Returns; Taxes. (i) All federal, state, local and foreign income and other tax returns required to be filed by the Partnership have been filed in a timely manner (taking into account all extensions of due dates) and all taxes and other charges shown as due thereon have been paid. (ii) There are no Encumbrances for unpaid taxes (other than taxes not yet due and payable) upon any of the assets of the Partnership. (iii) No claims or deficiencies in writing for any taxes with respect to the Partnership have been asserted or assessed in writing which remain unpaid. (iv) There are no waivers of statutes of limitations in effect in respect of any tax liability of the Partnership. (v) To FGC's knowledge, the Partnership has withheld and paid all taxes required to have been withheld and paid by it in connection with income, payments or distributions to its partners, employees or other recipients. (vi) The Partnership has made no election to be taxable as a corporation or any other election not reflected on the Partnership returns. (vii) Neither FGC nor the Partnership have received any notice by any tax authority that such authority intends to audit the Partnership.

          7.18.10 Environmental Matters. The Partnership does not have any knowledge of, and has not received any claims or notices (whether oral or written) from any person or governmental or administrative entity, that there are lawsuits, orders, consent decrees, administrative enforcement actions, environmental cleanup proceedings or notices of violation pending or threatened, with respect to compliance or in connection with all applicable laws, foreign and domestic statutes, ordinances, rules, regulations, common law, orders, decrees and other binding legal requirements pertaining to health, protection of the environment, pollution, natural resources, waste management and other matters relating to the environment affecting the Partnership.

          7.18.11 Labor Matters. 1. The Partnership has been for the last five years and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not and has not been engaged in any unfair labor practices as defined in the National Labor Regulations Act or other applicable law, ordinance or regulation.

               (b) The Partnership does not have any employees, except for those sets forth in Schedule 7.11 attached hereto. There are no administrative charges or court complaints against the Partnership concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any administrative or governmental entity. There is not pending as of the date hereof any complaint against the Partnership issued by or pending before the National Labor Relations Board.

          7.18.12 Affiliates' Relationships. Except as set forth in the Partnership's 1996 Financial Statements and the Partnership's 1997 Financial Statements, the Partnership does not have any outstanding contract, agreement or other arrangement with either Duterra, Rapuano, Leo Taurus or any of their respective affiliates, which will continue after the Closing (as defined in the Asset Purchase Agreement).

          7.18.13 Patents and Trademarks. The Partnership has valid, legal rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and rights (collectively, the "Intellectual Property Rights") which are necessary to, or used in, its business, which Intellectual Property Rights are set forth on Schedule 7.13 attached hereto. Schedule 7.13 sets forth a list of all trade and service marks which have been registered or for which an application for registration is pending, in each case which are owned and used or held for use exclusively by the Partnership (the "Patent Rights"). Except as set forth on Schedule 7.13 attached hereto, the Partnership (i) is not a defendant in any claim, suit, action or proceeding relating to its business which involves a claim of infringement of any patents, trademarks or service marks, (ii) does not have any knowledge of any existing infringement by another person of any of the Patent Rights belonging to it,
(iii) has not granted any licenses or other rights, and has no obligations to grant licenses or other rights, to any of its Intellectual Property Rights, or (iv) has not received notice of its infringement of the patent, trademark, copyright or other intellectual property rights of a third party.

          7.18.14 Directors, Officers and Employees; Conflicts of Interest. No director, officer or employee of the Partnership has or claims to have
(i) any interest in the property, real or personal, tangible or intangible, including, without limitation, intangibles, licenses, inventions, technology, processes, designs, computer programs, know-how and formulae used in the business of the Partnership, or (ii) any contract, commitment, arrangement or understanding with the Partnership.

          7.18.15 Accounts Receivable. All accounts receivable of the Partnership are bona fide accounts receivable. There has not been any material adverse change in the collectability of accounts receivable of the Partnership since the date of the Partnership's 1996 Financial Statements.

          7.18.16 Investments. (1) Schedule 7.16 attached hereto sets forth a list of all securities, membership or partnership interests, mortgages, investments in real estate, real property and interests therein, or other investments (collectively, the "Investments") owned by the Partnership as of December 31, 1997, and a list of all transactions in Investments by the Partnership as of December 31, 1997, together with the cost basis book or amortized value, as the case may be, as of December 31, 1997, as well as such other information with respect to transactions in Investments by the Partnership as of December 31, 1997, of such Investments.

               (2) The Partnership has good and marketable title to the Investments listed on Schedule 7.16 or acquired in the ordinary course of business since December 31, 1997 other than with respect to those Investments which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date.

               (3) The Partnership has not committed any act or omitted to take any act which would make any of the Investments not enforceable against the issuer thereof or the parties thereto in accordance with their terms.

          7.18.17 Activities of the Partnership. The Partnership does not engage and has not engaged in any business or activity of any nature other than such activities as set forth in its partnership agreements, certificates of partnership or other organizational documents, or in connection with the transactions reflected in the Commitments.

          7.18.18 Disclosure; Guarantee. No representation or warranty by FGC contained in this Agreement and no information contained in any Schedule or Exhibit hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          7.18.19 No Outstanding Loans; Cancellations or Waivers. The Partnership has not cancelled any debts payable to it or waived in writing any claims or any rights or any statute of limitation operating to its benefit.

          7.18.20 No Distributions. Except as set forth on Schedule 7.20 attached hereto, no distributions (whether in the form of cash or property) have been made by the Partnership to Leo Taurus or FGC since December 31, 1996. Except as set forth on Schedule 7.20, the Partnership has not declared or set aside for payment any distribution since December 31, 1996.

          7.18.21 Bank Accounts. Schedule 7.21 attached hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Partnership maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          7.18.22 Consents. No consent, approval or authorization of, or exemption by, or filing with, any governmental or administrative entity or any third party is required to be obtained or made by the Partnership in connection with the execution, delivery and performance by FGC of this Agreement or the taking by FGC or the Partnership of any other action contemplated hereby.

          7.18.23 Representations by Creamer and Vitale. Each of Creamer and Vitale by their execution of this Agreement, certifies, to the best of their respective knowledge after due inquiry and investigation with respect to any and all matters of, and relating to, the Partnership, that the representations and warranties set forth in the this Article VII are true, correct and complete, and each of Creamer and Vitale shall agree to indemnify Wellsford with respect thereto. Notwithstanding the foregoing, the liability of each of Creamer and Vitale with respect to such representations and warranties shall be limited to $375,000. Each of Creamer and Vitale may satisfy any such liability by (a) tendering cash in the amount of such liability, or, (b) surrendering certain of the warrants issued to each of Creamer and Vitale on January 16, 1998 to purchase up to 74,000 shares of common stock of WRP (the "Shares") which warrants have not been exercised, such warrants to be valued for the specific purpose set forth in this Section 7.23, at an amount equal to the difference between the exercise price of such warrants and the fair market price of the Shares underlying such warrants as of the date of the exercise thereof, provided that in no event shall such value be less than $5 with respect to the Warrant for each Share.

                                ARTICLE XIX

                      LIABILITIES AND INDEMNIFICATION

          8.19.1 Liability and Indemnification of the Partnership and the Partners. (1) To the fullest extent permitted by applicable law, an Indemnified Person (as hereinafter defined) shall be entitled to indemnification from the Partnership for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person, if such Indemnified Person acted in good faith and in a manner reasonably believed by such Indemnified Person to be in or not opposed to the best interests of the Partnership; provided that the Indemnified Person's conduct shall not have constituted fraud, gross negligence or willful or wanton misconduct. For purposes of this Agreement, an Indemnified Person means (i) each Partner and its directors, officers, shareholders, members, partners, affiliates, trustees, employees and agents, and (ii) any person who is or was serving at the request of the Partnership or any Partner, as a director, officer, shareholder, member, partner, trustee, employee or agent of the Partnership or another corporation, limited liability company, partnership, joint venture, trust or other enterprise in connection with the business or investments of the Partnership.

               (2) To the fullest extent permitted by applicable law, expenses (including attorneys' fees and expenses) incurred in defending any action, suit or proceeding subject to Section 8.1(a) shall be paid by the Partnership in advance of the final disposition of such proceeding, subject to repayment, if it shall conclusively be determined, by a court of competent and final jurisdiction, that the Indemnified Person is not entitled to be indemnified by the Partnership as authorized hereunder.

               (3) The indemnification provided by this Section 8.1 shall be in addition to any other rights to which an Indemnified Person may be entitled under any agreement of the Partners, as a matter of law or otherwise, both as to action in the Indemnified Person's capacity as the Partner, a director, officer, employee or agent of a Partner or a person serving at the request of the Partnership and to any action in another capacity. Such indemnification shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Indemnified Person.

               (4) The Partnership may purchase and maintain insurance on behalf of any one or more Indemnified Persons and other persons as the Partners shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of the Partnership, whether or not the Partnership would have the power to indemnify such person against such liability hereunder.

               (5) In no event may an Indemnified Person subject the Partners to personal liability by reason of this Section 8.1 except specifically provided for in this Agreement.

               (6) An Indemnified Person shall not be denied indemnification in whole or in part under this Section 8.1 because the Indemnified Person had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms hereof.

               (7) The provisions of this Section 8.1 are for the benefit of the Indemnified Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other persons. Without limitation of any provision of this Section 8.1, this Section 8.1 shall be construed to indemnify all persons exculpated pursuant to Section 8.2 to the fullest extent of any such exculpation.

          8.19.2 Liability of the Managing Partner. The Managing Partner shall be liable to the Partnership and the other Partner for fraud, gross negligence or willful or wanton misconduct in any of its actions or omissions, but shall not be liable to the Partnership, the other Partner or any other persons who have acquired interests in any Interest, whether as partners, assignees or otherwise, for errors in judgment or for any acts or omissions, made, taken or omitted in good faith and that FGC, as the Managing Partner (or, if applicable, any of its designees, directors, officers, employees or agents acting on its behalf) reasonably believes is in or not opposed to the best interests of the Partnership, unless such errors in judgment, acts or omissions constitute fraud, gross negligence or willful or wanton misconduct.

               FGC shall indemnify Wellsford and its affiliates for any loss, damage or claim incurred or suffered by Wellsford and/or its affiliates, but only if such loss, damage or claim is incurred or suffered as a result of any breach of FGC's representations and warranties herein, or by reason of any act or omission on or prior to the date hereof by FGC, any FGC Designee or the Partnership and their respective directors, officers, employees or agents acting on their respective behalves, which act or omission constitutes fraud, gross negligence or willful or wanton misconduct.


                                ARTICLE XX

                KEY-MAN LIFE INSURANCE; DEATH OF PRINCIPALS

          9.20.1 Key-Man Life Insurance. The Partnership, at its sole cost and expense (which expense shall be set forth in the Budget), shall purchase and maintain one-year renewable term key-man life insurance ("Key-Man Insurance") on the life of each of Creamer and Vitale in an amount with respect to each of them which, when added to the amount of the one-year key-man life insurance purchased and maintained by New Creamer, shall equal the lesser of two million dollars ($2,000,000) or an amount equal to the Adjusted Wellsford Base Amount, or such lesser amount as is determined by Wellsford at its sole discretion. Creamer and Vitale each shall cooperate with respect to purchasing and maintaining the Key-Man Insurance, including, without limitation, the taking of physical examinations and the completion and execution of appropriate insurance forms and applications. Upon the death of either Creamer or Vitale, any payment from the Key-Man Insurance shall be remitted to the Partnership.

          9.20.2 Death of Principals. Upon the death or permanent disability of either Creamer or Vitale, the Partnership shall be continued unless both Wellsford and the survivor of either Creamer or Vitale mutually consent to dissolve and liquidate the Partnership.

                                ARTICLE XXI

                            GENERAL PROVISIONS

          10.21.1 Right of First Refusal/Other Business Activities. Wellsford may engage in all business activities (including those similar to the activities of the Partnership or the entities involved in the Clairborne Program), provided, however, that so long as the Clairborne Program is in effect, Wellsford will, to the extent possible, present any investment opportunities which are substantially similar to those of the Clairborne Program to New Creamer. FGC, the FGC Designees or any affiliates in which either FGC or the FGC Designees or Creamer or Vitale owns or shall own a majority of the voting interests or over which FGC or the FGC Designees or Creamer or Vitale has or shall have voting control, may participate, directly or indirectly in any business activity or venture, provided, however, that (a) such participation will not interfere with either of the FGC Designees' performance of his duties hereunder or with respect to New Creamer or the Clairborne Program, and (b) in the event FGC, any FGC Designee or any of their respective affiliates desire to participate or sponsor (i) any program, investment fund or investment venture with an investment objective, strategy or focus substantially similar to the Clairborne Program, or (ii) other business activity or business venture competitive to or substantially similar to the activities or ventures of the Partnership or New Creamer at any time during the term of this Partnership, FGC, the respective FGC Designee or the respective affiliates, whichever may be applicable, shall first provide either Wellsford, the Partnership or New Creamer with a right of first refusal or priority participation therein on terms no less favorable to those being offered to other third-party participants in such program, investment fund or venture or business activity or venture. No Partner shall be required to devote any particular amount of time to the business of the Partnership, except that FGC shall cause Creamer and Vitale to devote such time, energies and attention as are necessary to the fulfillment of their responsibilities and duties to the Partnership and New Creamer, including, without limitation, all activities required of the Partnership and/or New Creamer pursuant to the Partnership Commitments and the Clairborne Program.

          10.21.2 Representations and Warranties of Wellsford. Wellsford represents and warrants that (a) it has all requisite capacity, power and authority to execute, deliver and perform this Agreement and the New Creamer Operating Agreement, and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by Wellsford of this Agreement and the New Creamer Operating Agreement, and the consummation by Wellsford of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on its part, (c) this Agreement and the New Creamer Operating Agreement have been duly and validly executed and delivered by Wellsford, and each constitutes the valid and binding obligation of Wellsford, enforceable against Wellsford in accordance with its terms, and
(d) it has adequate financial resources to satisfy its funding obligations hereunder and under the New Creamer Operating Agreement.

          10.21.3 Representations and Warranties of FGC. FGC represents and warrants that (a) it has all requisite capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by FGC of this Agreement, and the consummation by FGC of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on its part, and (c) this Agreement has been duly and validly executed and delivered by FGC and constitutes the valid and binding obligation of FGC, enforceable against FGC in accordance with its terms.

          10.21.4 Survival. The representations, warranties and covenants made in this Agreement or other document executed at or prior to the date hereof in connection herewith shall survive for one (1) year after the date hereof, except for representations, warranties and covenants regarding tax-related matters set forth in Section 7.9 hereof, which representations and warranties shall survive until the expiration of the relevant statute of limitations, including any extensions thereof, and which covenants shall survive for the duration of their term. No investigation by Wellsford or on Wellsford's behalf heretofore or hereafter conducted shall affect the representations, warranties and covenants of FGC (and its designees) set forth in this Agreement.

          10.21.5 Sophisticated Investor. Wellsford is a sophisticated investor with significant business experience and knowledge, and it has consulted with all legal, accounting and other professionals which it deems necessary to evaluate and understand the merits of, and to make informed decisions with respect to, the transaction contemplated hereby. Wellsford has had the opportunity to review all information regarding the Partnership, which access and review does not in any way limit the representation and warranties of any of FGC, Creamer or Vitale set forth in this Agreement.

          10.21.6 Integration. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes any prior agreement or understanding among the parties hereto, including, without limitation, the Original Agreement, and may not be modified or amended in any manner unless in writing and signed by all the parties hereto.

          10.21.7 Notices. All notices, demands, offers or other communications required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, or by hand delivery, and addressed to the Partnership at its address set forth herein, and to the Partners at their respective addresses set forth on Schedule B hereto or to such other address as shall, from time to time, be supplied by any party to the other by like notice, and shall be deemed given upon the date the return receipt is signed on behalf of the receiving party or, if hand delivered, upon delivery.

          10.21.8 Benefits and Obligations. The covenants and agreements herein contained shall be binding upon and inure to the benefit of the legal representatives, heirs, executors, administrators, successors and assigns of the respective parties hereto.

          10.21.9 Severability. If any provision of this Agreement or the application thereof to any part or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable in any respect and to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than that as to which it so determined invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

          10.21.10 Waivers. No waiver of any breach of any term hereof shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any subsequent breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.

          10.21.11 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

          10.21.12 No Partition. The Partners hereby waive any right of partition they may have with respect to any assets of the Partnership, now existing or hereafter acquired.

          10.21.13 Confidentiality. Except if and to the extent required by law, or as the parties hereto may from time to time agree in writing, the parties hereto shall not, and shall cause their respective employees, officers, directors, partners, shareholders, affiliates or agents not to, divulge, disclose or communicate, whether orally or in writing, the provisions or subject matter of this Agreement, any confidential non-public information regarding business, affairs and operations of the Partnership, the transactions contemplated hereby or the identity of the parties hereto, other than to the parties' or the Partnership's respective legal counsel, accountants and financial advisors.

          10.21.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

          10.21.15 Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

          10.21.16 Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                              WELLSFORD CRC HOLDING CORP.


                              By:/s/ William H. Darrow
                                 --------------------------------
                                 Name:  William H. Darrow
                                 Title: Vice President

                              FGC REALTY CONSULTANTS, INC.


                              By:/s/ Frank G. Creamer, Jr.
                                 --------------------------------
                                 Name:  Frank G. Ceamer, Jr.
                                 Title: President


          The undersigned have executed this Agreement as of the day and year first above written to reflect their agreement to Sections 5.6(b)(iii) and 7.23 of this Agreement.




                              /s/ Frank G. Creamer, Jr.
                              -------------------------------------
                                  Frank G. Creamer, Jr.




                              /s/ Michael J. Vitale
                              -------------------------------------
                                  Michael J. Vitale


                                SCHEDULE A

                  CAPITAL ACCOUNT (AS OF JANUARY 1, 1998)

Wellsford CRC Holding Corp.        [    ]

FGC Realty Consultants, Inc.       [    ]

                                SCHEDULE B


Name and                            Percentage
Address                              Interest

Wellsford CRC Holding Corp.             49%
610 Fifth Avenue
New York, New York 10020


FGC Realty Consultants, Inc.            51%
c/o Creamer Realty Consultants
40 West 57th Street
New York, New York 10019

                                SCHEDULE C

                                1998 BUDGET

                               See attached
                                SCHEDULE D


Partner                                 Designees

Wellsford CRC Holding Corp.        William H. Darrow II
                                   Jeffrey H. Lynford


FGC Realty Consultants, Inc.       Frank G. Creamer, Jr.
                                   Michael J. Vitale

                               SCHEDULE 7.4

                          PARTNERSHIP COMMITMENTS

                               See attached
                               SCHEDULE 7.5

                                 INSURANCE

                               See attached
                               SCHEDULE 7.6

                                LITIGATION

                                   None
                               SCHEDULE 7.8

                          EMPLOYEE BENEFIT PLANS

                               See attached
                               SCHEDULE 7.11

                           PARTNERSHIP EMPLOYEES

                               See attached
                               SCHEDULE 7.13

                          PATENTS AND TRADEMARKS

                                   None
                               SCHEDULE 7.16

                                INVESTMENTS

                                   None

                               SCHEDULE 7.20

                               DISTRIBUTIONS

                               See attached
                               SCHEDULE 7.21

                               BANK ACCOUNTS

                               See attached